UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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City Holding Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 21, 2003

To Our Shareholders:

On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Shareholders of City Holding Company to be held at the Embassy Suites Hotel located at 300 Court Street, Charleston, West Virginia 25301, on Wednesday, April 30, 2003 at 1:30 p.m. We look forward to personally greeting those of you who are able to attend the meeting.

The notice of meeting and proxy statement accompanying this letter describes the specific business to be acted upon.

In addition to the specific matters to be acted upon, there will be a report on the progress of the Company and an opportunity for questions of general interest to the shareholders.

It is important that your shares be represented at the meeting. Whether or not you plan to attend in person, you are requested to vote, sign, date and promptly return the enclosed proxy in the postage-paid envelope provided.

City Holding Company thanks you for your consideration and your continued support.

Sincerely,

Gerald R. Francis

Chairman, President & CEO

CITY HOLDING COMPANY

25 Gatewater Road

Post Office Box 7520

Charleston, West Virginia 25356-0520

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held April 30, 2003

Notice is hereby given that the Annual Meeting of Shareholders of City Holding Company will be held at the Embassy Suites Hotel located at 300 Court Street, Charleston, West Virginia 25301, on Wednesday, April 30, 2003, at 1:30 p.m. (local time) for the following purposes:

1.	To elect seven Class I directors to serve for a term of three years. The names of the nominees are set forth in the accompanying proxy statement.

2.	To ratify the Board of Directors’ appointment of Ernst & Young LLP as independent auditors of City Holding Company for 2003.

3.	To approve City Holding Company’s 2003 Incentive Plan.

4.	To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on March 7, 2003 are the only shareholders entitled to notice of and to vote at the annual shareholders meeting.

By Order of the Board of Directors,

Victoria A. Evans,

Secretary

March 21, 2003

IMPORTANT NOTICE

Whether you expect to attend the meeting or not, please vote, sign, date and return the enclosed proxy in the enclosed self-addressed, postage paid envelope as promptly as possible. If you attend the meeting, you may vote your shares in person, even though you have previously signed and returned your proxy.

CITY HOLDING COMPANY

25 Gatewater Road

Post Office Box 7520

Charleston, West Virginia 25356-0520

PROXY STATEMENT

Information Concerning the Solicitation

This statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Shareholders of City Holding Company (the “Company”) to be held on April 30, 2003.

The solicitation of proxies in the enclosed form is made on behalf of the Board of Directors of the Company. The cost of preparing, assembling, and mailing the proxy material and of reimbursing brokers, nominees, and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares held of record by such persons will be borne by the Company. The Company does not currently intend to solicit proxies otherwise than by use of the mail, but certain officers and regular employees of the Company or its subsidiaries, without additional compensation, may use their best efforts, by telephone or otherwise, to obtain proxies. The proxy materials are being mailed, on or about March 24, 2003, to shareholders of record at the close of business on March 7, 2003.

A shareholder signing and returning a proxy on the enclosed form has the power to revoke it at any time before the shares subject to it are voted by (i) notifying, in writing, Victoria A. Evans, City Holding Company, P. O. Box 7520, Charleston, WV 25356-0520, (ii) executing a proxy with a later date, or (iii) voting in person at the Annual Meeting the shares represented by the proxy. If a shareholder specifies how the proxy is to be voted with respect to any of the proposals for which a choice is provided, the proxy will be voted in accordance with such specifications. If a shareholder fails to specify with respect to such proposals, the proxy will be voted FOR proposals One, Two and Three.

Shareholders’ Proposals for 2004 Annual Meeting

Shareholders’ proposals intended to be presented at the 2004 Annual Meeting must be delivered to the Secretary at the principal executive offices of the Company not less than 120 calendar days prior to the first anniversary of the 2003 Annual Meeting. If the date of the 2004 Annual Meeting is changed by more than 30 days from the anniversary date of the 2003 Annual Meeting, notice by the shareholder must be received by the later of 120 days prior to the 2004 Annual Meeting or 10 calendar days following the date on which public announcement of the date of the 2004 Annual Meeting is first made. To be so included, all such submissions must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934. The Board of Directors directs the close attention of interested shareholders to that Rule. In addition, if the Company does not receive notice of a shareholder proposal at least 45 days before the Company first mails its proxy statement for the 2004 Annual Meeting, the persons named as proxies in the Company’s proxy card for the 2004 Annual Meeting will have discretionary authority to vote on such proposal at the 2004 Annual Meeting.

Outstanding Voting Shares

Only shareholders of record at the close of business on March 7, 2003 are entitled to vote at the Annual Meeting. On that day, there were issued and outstanding 16,621,367 shares of Common Stock (after deducting an aggregate of 297,881 shares held in treasury). Each share has one vote. Directors are elected by a plurality of the votes cast. The affirmative vote of a majority of the shares represented and entitled to vote at the Annual Meeting is required to approve the Company’s 2003 Incentive Plan and to ratify the appointment of Ernst & Young LLP. In elections of directors, each shareholder shall have the right to cast one vote for each share of stock owned by him for as many persons as there are directors to be elected, or, upon notice to the Company in accordance with West Virginia law, he may cumulate such votes and give one candidate as many votes as the number of directors to be elected multiplied by the number of his shares of stock or he may distribute them on the same principle among as many candidates and in such manner as he shall desire. If one shareholder has given notice that he intends to cumulate votes, all shareholders may do so. The Proxies may cumulate their votes at their discretion.

The presence, in person, or by properly executed proxy, of the holders of a majority of the outstanding shares of the Company’s Common Stock entitled to a vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Abstentions will be counted as shares present for purposes of determining the presence of a quorum. As a consequence, abstentions will have the effect of votes against the proposals to approve the Company’s 2003 Incentive Plan and to ratify the appointment of Ernst & Young LLP. Because director nominees must receive a plurality of the votes cast at the meeting, a vote withheld will not affect the outcome of the election. Any shares held in street name that are not voted (“broker non-votes”) in the election of directors or the proposals to approve the Company’s 2003 Incentive Plan and to ratify the appointment of Ernst & Young LLP will not be included in determining the number of votes cast.

STOCK OWNERSHIP OF DIRECTORS, NOMINEES FOR DIRECTOR

AND NAMED EXECUTIVE OFFICERS

The Company’s only authorized voting equity security is its Common Stock, par value $2.50 per share (the “Common Stock”). As discussed on the preceding pages, the Company’s Common Stock has one vote per share on all matters except the election of directors.

The table below presents certain information as of February 1, 2003 regarding beneficial ownership of shares of Common Stock by Directors, named executive officers, and all Directors and executive officers as a group. The Company knows of no person that owns more than 5% of the outstanding Common Stock.

Name of Beneficial Owner	Sole Voting and Investment Power	Other(1)	Common Shares Subject to a Right to Acquire(2)	Aggregate Percentage Owned
Directors:
Samuel M. Bowling	63,176	17,292		*
Hugh R. Clonch	19,300	91,984		*
Oshel B. Craigo	9,765	2,912		*
William H. File III	12,476	999		*
Robert D. Fisher	11,489			*
Gerald R. Francis	30,500	7,424	300,000	2.03%
Jay C. Goldman	11,445			*
Robert E. Grist(3)	33,805			*
David E. Haden	62,496	6,183		*
David W. Hambrick(3)	32,572	3,045		*
Frank S. Harkins, Jr.(3)	32,799	10,000		*
Tracy W. Hylton II	16,407			*
C. Dallas Kayser	33,949	475		*
Philip L. McLaughlin	41,291	3,970		*
E. M. Payne III	4,895	54,230		*
Robert T. Rogers	22,358			*
James L. Rossi(3)	9,549			*
Sharon H. Rowe	47,488	8		*
James E. Songer II(3)	5,285	55,295		*
Albert M. Tieche, Jr.(3)	30,000			*
Mary H. Williams(3)	7,101	56,740		*
Named Executive Officers:
William L. Butcher	19,300	6,768	40,000	*
Charles R. Hageboeck	23,350	744	41,000	*
John S. Loeber	33,547		28,453	*
Craig G. Stilwell	13,250	791	35,000	*
Directors and Executive Officers as a group (25 persons)	627,593	318,860	444,453	8.34%

*	Less than 1%.

(1)	Includes shares (a) owned by or with certain relatives; (b) held in various fiduciary capacities; (c) held by certain corporations; (d) held in trust under the Company’s 401(k) Plan and Trust.
(2)	Includes options to acquire shares of the Company’s Common Stock that are exercisable within 60 days of February 1, 2003.
(3)	Messrs. Grist, Hambrick, Harkins, Rossi, Songer, Tieche and Ms. Williams are nominees for re-election to the Board of Directors.

ELECTION OF DIRECTORS (Proposal 1)

In accordance with the Company’s Bylaws, the Board of Directors is classified into three classes as nearly equal in number as the then total number of Directors constituting the whole Board permits. Each class is to be elected to separate three year terms with each term expiring in different years. At each Annual Meeting the directors or nominees constituting one class are elected for a three year term. The term of those directors listed below as Class I expires at the Annual Meeting on April 30, 2003. There are seven nominees for election as Class I directors to serve for terms of three years expiring on the date of the Annual Meeting in 2006. Messrs. Grist, Hambrick, Harkins, Rossi, Songer, Tieche and Ms. Williams currently serve as directors of the Company and will stand for re-election as Class I directors. Any vacancies that occur after the Directors are elected may be filled by the Board of Directors in accordance with the Company’s Bylaws for the remainder of the full term of the vacant directorship.

Each director elected will continue in office until a successor has been elected. It is intended that the persons named in the accompanying proxy will vote to elect seven Class I directors, unless authority to so vote is withheld. If any nominee is unable to serve, which the Board of Directors has no reason to expect, the persons named in the accompanying proxy intend to vote for the balance of those named and, if they deem it advisable, for a substitute nominee. The names of the nominees for directors of the Company and the names of the directors of the Company whose terms of office will continue after the Annual Meeting are listed in the following table.

Name	Age	Director Since	Principal Occupation During The Past Five Years
Class I Nominees (Terms Expire in 2006):

Robert E. Grist	45	2001

President, Grist Lumber, Inc., Clintonville, WV (hardwood lumber manufacturer). Director, City National Bank of West Virginia, Charleston, WV since 1999. Former Director, Greenbrier Valley National Bank, Lewisburg, WV.

David W. Hambrick	61	1993(1)

Attorney, Guills & Via, Lewisburg, WV (law firm) since January 2002. Self-employed attorney from March 2000 - December 2001. Former Vice President, City Holding Company from January 1999 - March 2000. Executive Vice President, Horizon Bancorp, Inc., 1986 - 1999. Director, City National Bank of West Virginia since May 29, 2002. Former Director, First National Bank in Marlinton, Marlinton, WV.

Frank S. Harkins, Jr.	63	1982(1)

Retired as Chairman of the Board and Chief Executive Officer, Horizon Bancorp, Inc., Beckley, WV in May 1998. Director, City National Bank of West Virginia since May 29, 2002. Former Director, President and Chief Executive Officer, Bank of Raleigh, Beckley, WV until 1999. Former Director, National Bank of Summers of Hinton, Hinton, WV; Greenbrier Valley National Bank, Lewisburg, WV; and The Twentieth Street Bank, Huntington, WV.

James L. Rossi	48	2001

President, James Rossi, CPA, Point Pleasant, WV (public accounting). Director, City National Bank of West Virginia, Charleston, WV since 1999. Former Director, Peoples Bank of Point Pleasant, Point Pleasant, WV.

James E. Songer II	47	2000

President, Songer Insurance Agency, Beckley, WV (insurance agency). Owner, Homeseekers LLC, Beckley, WV (real estate sales and development). Director, City National Bank of West Virginia since May 29, 2002. Former Director, Bank of Raleigh, Beckley, WV.

Albert M. Tieche, Jr.	50	1992(1)

General Manager, Black Knight Country Club, Beckley, WV (golf and country club) since February 2002. President, BHI, Inc. (surviving corporation of Beckley Hospital Inc.), Beckley, WV. Former Administrator and Treasurer, Beckley Hospital, Inc., Beckley, WV (health care), 1977 - 1997. Director, City National Bank of West Virginia since May 29, 2002. Former Director, Bank of Raleigh, Beckley, WV.

Mary H. Williams	41	2001

Treasurer, Hooten Equipment Company, Charleston, WV (dealers/distributors of commercial heating and air conditioning and suppliers of food service equipment). Treasurer, Virginia Street Corporation, Charleston, WV (real estate). Director, City National Bank of West Virginia, Charleston, WV since 1999. Former Pharmaceutical Sales Specialist, AstraZeneca, from September 2000 - August 2001. Former Director, Capital State Bank, Charleston, WV.

Class II Directors (Terms Expire in 2004):

Oshel B. Craigo	65	2001

Owner, Better Foods, Inc. (restaurants). Owner, Craigo Real Estate, Inc. (real estate). Owner, Mt. State Properties, Inc. (real estate). Owner, Gino’s Distributing Co., Inc. (restaurants). Director, City National Bank of West Virginia, Charleston, WV since 1999.

William H. File III	55	2001

Partner, File, Payne, Scherer & File, Beckley, WV (law firm). Director, City National Bank of West Virginia since May 29, 2002. Former Director, Horizon Bancorp, Inc., Beckley, WV; Bank of Raleigh, Beckley, WV.

Gerald R. Francis	59	2001

Chairman of the Board, City Holding Company and City National Bank of West Virginia since April 2002. President and Chief Executive Officer, City Holding Company and City National Bank, Charleston, WV since January 2001. Director, City National Bank of West Virginia, Charleston, WV since June 2001. President and Director, Peoples Bank Corp. of Indianapolis, IN, 1997 - 1999.

Tracy W. Hylton II	54	1993(1)

President, Eller, Inc., Beckley, WV (construction and reclamation company). President, Gracie, Inc., Mabscott, WV (lease holding company). Member, Harper Hotel LLC, Beckley, WV (management company). President, Lightning, Inc., Skelton, WV (lease holding and coal sales). President, MIN, Inc., Beckley, WV (coal sales). Vice President, Nell Jean Enterprises, Inc., Beckley, WV (retail sales of mining, construction, sporting goods). President, Nell Jean Industries, Mabscott, WV (heavy excavation and reclamation). President, New Land Leasing Company, Inc., Skelton, WV (lease holding company). President, Patience, Inc., Skelton, WV (surface coal mining). Secretary and Treasurer, Patton, Inc., Beckley, WV (contract underground coal mines). Member, T & M, LLC, Beckley, WV (land owner and lessor). Executive Vice President, WRM, Inc., Beckley, WV (management company). Director, City National Bank of West Virginia since May 29, 2002. Former Director, Bank of Raleigh, Beckley, WV.

C. Dallas Kayser	51	1995

Partner, Kayser, Layne & Clark, PLLC (formerly C. Dallas Kayser, LC), Point Pleasant, WV (law firm). Treasurer, Deerfield Development Corp., Point Pleasant, WV (land development). Director, City National Bank of West Virginia since May 29, 2002. Former Chairman, Peoples National Bank, Point Pleasant, WV. Former Director, Peoples Bank of Point Pleasant, Point Pleasant, WV.

E. M. Payne III	67	1985(1)	Partner, File, Payne, Scherer & File, Beckley, WV (law firm). Former Director, Bank of Raleigh, Beckley, WV. Director, City National Bank of West Virginia since June 2002.

Sharon H. Rowe	52	2001

Vice President of Communications, The Greenbrier Resort Management Company, White Sulphur Springs, WV since 1998. Director of Communications, The Greenbrier Resort, White Sulphur Springs, WV. Director, City National Bank of West Virginia, Charleston, WV since 1999. Former Director, Horizon Bancorp, Inc., Beckley, WV; Greenbrier Valley National Bank, Lewisburg, WV.

Class III Directors (Terms Expire in 2005)

Samuel M. Bowling	65	1983

President and Owner, Dougherty Co., Inc., Charleston, WV (mechanical contractor). Owner, S. M. Bowling, Inc., Charleston, WV (personal holding company). Owner, Bowling Enterprises, Inc., Charleston, WV (auto, truck, and equipment leasing company). Vice Chairman of the Board, City Holding Company since 1999. Chairman of the Board, City National Bank of West Virginia 1990 - March 2002. Vice Chairman of the Board, City National Bank of West Virginia since April 2002.

Hugh R. Clonch	63	1995	President, Clonch Industries, Dixie, WV (lumber manufacturer). Director, City National Bank of West Virginia since May 29, 2002.

Robert D. Fisher	50	1994	Partner, Adams, Fisher & Evans, Ripley, WV (law firm). Director, City National Bank of West Virginia since May 29, 2002.

Jay C. Goldman	59	1988	Mayor, City of Charleston, Charleston, WV, since June 1999. President, Goldman and Associates, Charleston, WV (real estate). Director, City National Bank of West Virginia since May 29, 2002.

David E. Haden	64	1998

Consultant, Ringler Associates of West Virginia (structured settlements) since January 2003. Retired President, CityInsurance Professionals (formerly RMI, Ltd;), Charleston, WV (insurance agency). Director, City National Bank of West Virginia since May 29, 2002.

Philip L. McLaughlin	62	1993(1)

Retired as Chairman of the Board, City Holding Company, Charleston, WV in April 2002. Director, City National Bank of West Virginia since May 29, 2002. Regional President (Allegheny Region), City National Bank, Charleston, WV from 1999 - June 2001. Former President, Chief Operating Officer and Director, Horizon Bancorp, Inc., Beckley, WV. President, Chief Executive Officer and Director, Greenbrier Valley National Bank, Lewisburg, WV. Former Director, First National Bank in Marlinton, Marlinton, WV; Bank of Raleigh, Beckley, WV; and The Twentieth Street Bank, Inc., Huntington, WV.

Robert T. Rogers	69	1985(1)

President and Chief Executive Officer, R. T. Rogers Oil Co., Hinton, WV (oil and fuel distributor). Director, City National Bank of West Virginia since May 29, 2002. Former Director of National Bank of Summers of Hinton, Hinton, WV.

(1)	On December 31, 1998, the merger of Horizon Bancorp, Inc. (“Horizon”) into City Holding Company (“City Holding”) (the “Holding Company Merger”) was consummated and certain directors of Horizon became directors of City Holding.

ADDITIONAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

Committees of the Board of Directors and Meeting Attendance

The full Board of Directors met twelve times during the fiscal year ended December 31, 2002. No director attended fewer than 75% of the meetings of the Company’s Board of Directors held during fiscal year 2002. On May 29, 2002, all directors of the Company also became directors of the Company’s lead subsidiary, City National Bank of West Virginia (the “Bank”). Prior to that date, only Messrs. Bowling, Craigo, File, Francis, Grist, Rossi and Mmes. Rowe and Williams were directors of the Bank.

The Company has an Executive Committee consisting of Messrs. McLaughlin (Chairman until April 24, 2002), Bowling, Clonch, Francis (Chairman after April 24, 2002), Grist, Harkins, Kayser, Payne, Rogers and Ms. Rowe that meets only on call. Subject to limitations imposed by the West Virginia Business Corporation Act, the Committee has the power to act between meetings of the Board on virtually all matters that the Board could act upon, but generally as a matter of practice reserves its function for special or emergency purposes. In addition, the Executive Committee members, with the exceptions of Messrs. Francis and McLaughlin, serve as members of the Compensation Committee, of which Mr. Bowling is the Chairman. The Compensation Committee’s function is to make recommendations to the full Board with respect to compensation of the Board, the Company’s executive officers and certain other officers who participate in the Company’s 1993 Stock Incentive Plan. The Executive Committee met two times during the fiscal year ended December 31, 2002. No Executive Committee member attended fewer than 75% of the Executive Committee meetings held during fiscal year 2002 except Mr. McLaughlin and Mr. Kayser. The Compensation Committee held one meeting during the fiscal year ended December 31, 2002 and all Compensation Committee members attended the meeting.

The Audit Committee held seven meetings during fiscal year 2002. During 2002, members of the Audit Committee included Messrs. Rossi (Chairman), File, Fisher, Hambrick, Hylton, Payne and Tieche, none of whom is employed by the Company. The Audit Committee recommends the engagement of the independent auditors, considers the scope of the audit, reviews the activities and recommendations made by the Company’s internal auditors, and considers comments made by the independent auditors with respect to the Company’s internal control structure. The Audit Committee comprises seven directors, all of whom are independent, as that term is defined in the listing standards of The Nasdaq Stock Market, Inc., except Mr. Hambrick, who was employed by the Company until March 31, 2000. Upon review of his credentials, business experience, financial expertise, and previous audit committee experience, the Board of Directors has determined that exceptional and limited circumstances exist such that the best interests of the Company and its shareholders are served by the membership of Mr. Hambrick on the Audit Committee. The Audit Committee operates under a written charter adopted by the Board of Directors. No Audit Committee member attended fewer than 75% of the committee meetings held during the fiscal year ended December 31, 2002.

The Company has a Legal Oversight Committee whose members comprise Messrs. Payne (Chairman), File, Fisher, Goldman, Hambrick and Kayser. The Committee met six times during fiscal year 2002. The Legal Oversight Committee advises and makes recommendations to management on legal matters. The Committee meets quarterly or on an on call basis. No Legal Oversight Committee member attended fewer than 75% of the committee meetings held during fiscal year 2002.

During 2002, the Trust Committee held six meetings. The Trust Committee exercises general oversight of the trust activities of the Company’s lead subsidiary, City National Bank. Membership of the Committee includes Messrs. File (Chairman), Craigo, Haden, Rogers, Songer, Tieche and Ms. Williams. No director attended fewer than 75% of the committee meetings held during the fiscal year ended December 31, 2002.

The Nominating Committee met one time during fiscal year 2002. Pursuant to the Company’s Amended and Restated Bylaws, the Board considers nominees recommended by the shareholders if such recommendations are submitted to the Secretary at the principal executive offices of the Company not less than 120 calendar days prior to the first anniversary of the previous year’s annual meeting. If no annual meeting was held in the previous year or the date of the annual meeting was changed by more than 30 days from the anniversary date of the previous year’s annual meeting, notice by the shareholder must be so received by the later of 120 calendar days prior to such annual meeting or 10 calendar days following the date on which public announcement of the date of the meeting is first made. Nominations of persons for election to the Board of Directors may be made only (A) by the Board of Directors or the Chief Executive Officer, or (B) by any shareholder entitled to vote at the meeting who complies with the requirements of the Securities Exchange Act of 1934 and rules and regulations promulgated thereunder and the procedures set forth in the Company’s Amended and Restated Bylaws. All Nominating Committee members attended the meeting except Mr. Hylton.

The Board had two limited purpose committees, the Compliance Committee and the Strategic Planning Committee. Each of these Committees comprised members from both the Company’s Board of Directors and the Board of Directors of City National

Bank. Compliance Committee members included Messrs. Rossi (Chairman), Bowling, Francis, Goldman, Harkins, Tieche and Mmes. Rowe and Williams. The Strategic Planning Committee consisted of Ms. Rowe (Chairman), Messrs. Bowling, Hambrick, Harkins, Kayser, McLaughlin and Tieche. The purpose of the Compliance and Strategic Planning Committees was to review and monitor the Bank’s progress with respect to various articles contained within a formal agreement signed between the Office of the Comptroller of the Currency and the Bank. Both of these committees were dissolved on May 29, 2002 with the Bank’s release from the formal agreement. Compliance activities previously monitored by the Compliance Committee were reassigned to the Audit Committee and strategic planning became a function of the full Board. During fiscal year 2002, the Compliance Committee held four meetings and no director attended fewer than 75% of those meetings. The Strategic Planning Committee held two meetings during the fiscal year ended December 31, 2002 and no director attended fewer than 75% of the meetings held except Mr. Kayser.

Compensation of Directors

During 2002, non-employee Directors of the Company received a $2,500 quarterly retainer, $500 for each Board meeting attended and $250 for each Committee meeting attended. Based upon the Company’s performance during 2002, Directors received a bonus of $8,250 using a formula tied to the Company’s return on equity. Directors who are officers or employees of the Company and its subsidiaries receive no additional compensation for service on the Board or any of its Committees. Mr. McLaughlin was employed by the Company through June 30, 2002 and received Board compensation beginning July 1, 2002 and a Director’s bonus for the year of $4,625.

Mr. Bowling was paid $27,500 during fiscal year 2002 for serving as vice-chairman of the Board of Directors and is classified as an employee, with benefits commensurate with those available to all other employees of the Company. He also received a bonus of $20,937.50 based upon the Company’s performance in 2002. He was not paid any other fees for director or committee service or for meeting attendance.

Mr. Rossi, who serves as Chairman of the Audit Committee, received an annual retainer of $15,000, a bonus of $11,875 and meeting fees as discussed above.

Directors Payne, File, Songer, Harkins, Hylton, and Tieche were directors of the former Bank of Raleigh, and are covered by the Bank of Raleigh Directors’ Deferred Compensation Plan. Mr. Harkins was also a director of the former National Bank of Summers and is covered under the National Bank of Summers Directors’ Deferred Compensation Plan. Under the terms of these Plans, directors (or their survivors) are entitled to payments for a period of 15 years upon reaching retirement age, as defined by the Plans, or death. The methodology for calculating future benefits for these Directors was established at the time that the deferrals were made, and is unaffected by their current service on the Board of the Company. The Company accrues the present value of these obligations in its Consolidated Balance Sheet.

During fiscal year 2002, Mr. Rogers received retirement benefit payments totaling $14,374 under the National Bank of Summers Directors’ Deferred Compensation Plan. Mr. Rogers’ retirement benefit payments began at age 65, as provided for under that Plan.

Report of the Audit Committee

The Audit Committee of the Board of Directors (the “Audit Committee”) recommends to the Board of Directors, subject to shareholder ratification, the selection of the Company’s independent accountants. Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. In this context, the Audit Committee has met and held discussions with management and Ernst & Young LLP (“Ernst & Young”), the Company’s independent accountants.

Management represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and Ernst & Young.

The Audit Committee has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Accounting Standards).

The Audit Committee has also received the written disclosures and the letter from Ernst & Young relating to the independence of that firm as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with Ernst & Young that firm’s independence from the Company. The Audit Committee has also considered whether the provision of non-audit related services by Ernst & Young is compatible with maintaining Ernst & Young’s independence.

Based upon the Audit Committee’s discussions with management and Ernst & Young and the Audit Committee’s review of the representations of management and the report of Ernst & Young to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

Respectfully submitted,

James L. Rossi, Chairman

William H. File III

Robert D. Fisher

David W. Hambrick

Tracy W. Hylton II

E.M. Payne III

Albert M. Tieche, Jr.

EXECUTIVE OFFICERS OF CITY HOLDING COMPANY

At March 21, 2003, the executive officers of the Company were as follows:

Name	Age	Business Experience
Gerald R. Francis	59

Chairman of the Board, City Holding Company and City National Bank of West Virginia since April 2002. President and Chief Executive Officer, City Holding Company and City National Bank, Charleston, WV since January 2001. Director, City Holding Company and City National Bank of West Virginia, Charleston, WV since June 2001. President and Director, Peoples Bank Corp. of Indianapolis, IN, 1997 - 1999.

William L. Butcher	38

Executive Vice President of Retail Banking, City Holding Company and City National Bank, Charleston, WV since April 2001. Senior Vice President of Retail Banking, Fifth Third Bank, Indianapolis, IN from

1999 - 2000. Senior Vice President of Retail Banking, Peoples Bank Corp. of Indianapolis, IN from 1998 - 1999.

Charles R. Hageboeck	40

Executive Vice President and Chief Financial Officer, City Holding Company and City National Bank, Charleston, WV since June 2001. Director of Forecasting, Roche Diagnostics Corp., Indianapolis, IN from 2000 - 2001. Chief Financial Officer, Peoples Bank Corp. of Indianapolis, IN from 1995 - 1999.

John L. Loeber	58

Executive Vice President of Commercial Banking and Chief Credit Officer, City Holding Company and City National Bank, Charleston, WV since May 2001. Senior Credit Officer, Union Federal Bank, Indianapolis, IN from 2000 - 2001. Senior Vice President and Chief Credit Officer, Peoples Bank Corp. of Indianapolis, IN from 1998 - 1999.

Craig G. Stilwell	47

Executive Vice President of Marketing & Human Resources, City Holding Company and City National Bank, Charleston, WV since May 2001. Industry Consulting Leader-Financial Services, Olive LLP, Indianapolis, IN from 1999 - 2001. Senior Vice President, Human Resources & Marketing, Peoples Bank Corp. of Indianapolis, IN from 1978 - 1999.

EXECUTIVE COMPENSATION

The following table sets forth the annual compensation for the Company’s Chief Executive Officer during 2002 and its other most highly paid executive officers, as well as the total compensation paid to each individual during the Company’s last three fiscal years:

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long Term Compensation Awards
	Fiscal Year			Securities Underlying Options (#)	All Other Compensation ($)(3)
Name and Principal Position		Salary ($)(1)	Bonus ($)(2)
Gerald R. Francis President, Chief Executive Officer and Director	2002 2001	400,000 229,167	581,000 250,000	100,000 200,000	18,239 35,206
William L. Butcher Executive Vice President, Retail Banking	2002 2001	200,000 123,958	146,000 130,000	20,000 20,000	6,003 24,571
Charles R. Hageboeck Executive Vice President and Chief Financial Officer	2002 2001	220,000 111,806	160,500 130,000	20,000 30,000	6,063 23,701
John S. Loeber Executive Vice President, Commercial Banking and Chief Credit Officer	2002 2001	200,000 109,375	171,000 105,000	20,000 20,000	8,002 11,985
Craig G. Stilwell Executive Vice President, Director ofHuman Resources & Marketing	2002 2001	175,000 94,271	127,875 80,000	20,000 20,000	5,973 18,034

(1)	Salary in 2001 reflects employment dates ranging from February 2001 through June 2001.
(2)	Bonus amounts paid for 2002 were determined based upon the Company’s profitability for the year. Bonuses paid in 2001 reflect amounts that were contractual obligations under the named executives employment contracts, signing bonuses and performance-based compensation. Mr. Loeber also received a $25,000 bonus paid in 2002 in recognition of the completion of certain 2001 objectives.
(3)	Mr. Francis received an auto allowance of $10,320, a 401k matching contribution of $5,500 and life insurance benefits. Other Compensation for Messrs. Butcher, Hageboeck, Loeber and Stilwell consisted of 401k matching contributions and life insurance benefits. Additionally, in 2001 Other Compensation included moving expenses.

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

The following table shows the stock options granted to each named executive officer during the fiscal year ended December 31, 2002. The Company did not grant any stock appreciation rights (“SARs”) during the 2002 fiscal year.

	Individual Grants
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/sh)	Expiration Date	Grant Date Present Value ($)(1)
Gerald R. Francis	100,000	30.56%	$13.30	1/22/2012	$471,000
William L. Butcher	20,000	6.11%	13.30	1/22/2012	94,200
Charles R. Hageboeck	20,000	6.11%	13.30	1/22/2012	94,200
John S. Loeber	20,000	6.11%	13.30	1/22/2012	94,200
Craig G. Stilwell	20,000	6.11%	13.30	1/22/2012	94,200

(1)	In accordance with the Securities and Exchange Commission rules, grant date present value is determined using the Black-Scholes Model. The Black-Scholes Model is a complicated mathematical formula widely used to arrive at short-term valuations for exchange-traded options. Stock options granted by the Company are long-term, non-transferable, and subject to vesting restrictions. The Black-Scholes Model relies on several key assumptions to estimate the present value of options, including the volatility of, and dividend yield on, the security underlying the option, the risk-free rate of return on the date of grant and the estimated time period until exercise of the option. In calculating the grant date present value for City Holding Company Common Stock, the volatility was calculated using month-end closing prices of City Holding Common Stock between January 1996 and December 2001. Because the Company was precluded from paying dividends by its regulator at the date of grant, but anticipated the resumption of those dividends during 2002, the dividend yield was assumed to be 2.50% based on dividend yields for comparable institutions. The risk-free rate of return was fixed at the rate of the five-year U.S. Treasury Note for the month as reported in Federal Reserve Statistical Release H.15(159), and the estimated time period until exercise was assumed to be five years. The following assumptions were used in the table:

Stock Option Grant	Expiration Date	Volatility	Dividend Yield	Risk Free Rate of Return	Time Period
January 23, 2002	January 22, 2012	43.7%	2.50%	4.34%	5.0 years

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION/SAR VALUES

The following table shows the stock options exercised by the named executive officers during the fiscal year ended December 31, 2002 and the number and value of all unexercised options held by the named executive officers at December 31, 2002.

	Shares Acquired On Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options at Fiscal Year End(#)		Value of Unexercised In-the-Money Options at Fiscal Year End($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Gerald R. Francis	—	—	300,000		$5,998,000.00
William L. Butcher	—	—	33,333	6,667	$604,061.68	$99,738.32
Charles R. Hageboeck	4,000	$36,760.00	39,333	6,667	$677,861.68	$99,738.32
John S. Loeber	11,547	$169,048.08	21,786	6,667	$365,140.48	$99,738.32
Craig G. Stilwell	3,000	$31,200.00	30,333	6,667	$532,831.68	$99,738.32

Unexercisable options held by Messrs. Butcher, Hageboeck, Loeber and Stilwell became exercisable on January 1, 2003, having vested by both achieving a market price of at least $23 per share and passing the date, January 1, 2003.

Compensation Committee Report on Executive Compensation

To the Board of Directors of City Holding Company:

The Compensation Committee of the Board of Directors (the “Committee”) makes recommendations to the full Board of Directors regarding all of the policies under which compensation is paid to the Company’s executive officers including salary, bonuses, annual grants of stock options, and any other forms of compensation. Each element of the Company’s executive compensation program has a somewhat different purpose. The Committee believes that its principal responsibility is to ensure that the Company’s compensation practices allow the Company to attract and retain qualified management and to incent and reward executive performance in ways that are aligned with increasing shareholder value. Further, the Committee believes that overall compensation should be significantly dependent upon performance as measured by the Company’s profitability and the value of the Company’s Common Stock. Therefore, the Committee has recommended, and the full Board of Directors approved, an incentive plan for annual bonuses designed to motivate the Company’s management to work diligently in the furtherance of the Company’s annual profitability. The Company’s executive and senior management all were affected by annual incentives tied to performance during 2002.

Stock options provide a long-term incentive for future performance that aligns officers’ interests with those of the shareholders in general. Under the Company’s 1993 Stock Incentive Plan, the Committee has recommended grants of stock options to individuals within the Company whose decisions and actions have long-term impact on the financial success of the Company. All grants to executive officers under the plan were at current market value and vest only after six years, or upon the achievement of certain target share price thresholds, in order to more closely align the benefits to the officer with benefits to the shareholder.

In order to attract and retain the qualified management able to lead the Company successfully, the Committee believes that overall executive compensation must be set at levels commensurate with similarly sized high performing financial institutions and consideration must be given to the nature and scope of the executive officer’s responsibilities, performance, experience, and credentials. Salary payments in 2002 were made to the executive officers after review and consideration of all of these factors. Bonuses for 2002 were based upon the Company’s profitability, as measured by return on equity. During 2002, the Company achieved a return on equity of 20.5%, among the highest in the banking industry. As a result of the Company’s increased level of profitability as well as other positive changes implemented by the Board of Directors and the management of the Company, the Company’s stock price increased from $12.04 on December 31, 2001 to $28.26 on December 31, 2002, representing an increase of 135% in 2002 which followed an increase of 109% during 2001. The market value of the Company’s Common Stock has increased in excess of $370 million since the Company hired its current executive management team.

Basis for Chief Executive Officer Compensation

The CEO, Mr. Francis, and the other executive officers of the Company each have employment contracts. See “Other Executive Compensation Plans and Arrangements: Employment and Consulting Agreements.” For 2002, Mr. Francis earned $400,000 in salary as shown in the Summary Compensation Table on page 10. Mr. Francis’ base compensation was determined after the Committee considered Mr. Francis’ experience and achievements, both at the Company and in leading other institutions within the industry, as well as compensation levels at comparable companies. Mr. Francis’ bonus was based upon the Company’s return on equity during 2002 under a formula specified in his employment contract. Under that contract, Mr. Francis was eligible for a maximum bonus of 100% of his base salary if the Company achieved a return on equity of 16%. In January of 2002, the Board determined that the limitation in the executive management contracts did not operate in the best interests of the Company and did not provide the management team with sufficient incentives to maximize the Company’s performance. As a result of Mr. Francis’ efforts to increase the Company’s profitability in 2002, the Company achieved a return on equity of 20.5% and the Committee determined that a bonus of $581,000 was appropriate for this result. Mr. Francis’ total cash compensation (base salary and bonus) was $981,000. Mr. Francis’ total cash compensation is comparable to average total compensation during 2001 (the most current available) for banks with assets between $1 and $5 billion and return on equity of over 15% as reported by SNL Executive Compensation Review. Additionally, the Company granted Mr. Francis options to purchase 100,000 shares of the Company’s Common Stock on January 23, 2002 at an exercise price of $13.30 based on that day’s closing stock price. These stock options were scheduled to vest only after six years or in equal parts following a sustained increase in the Company’s stock price to $17, $20 and $23 per share. While requiring that the stock achieve certain price targets prior to management benefiting from the stock option is not yet common, the Committee believes that it ensures that shareholders benefit at the same time that management benefits from the grant of options. The Committee’s grant was made in light of its desire to link Mr. Francis’ long-term compensation with the Company’s success as well as after review of option grants at similar institutions.

Compensation for Other Executive Officers

Similarly, the Committee approved the CEO’s recommendations in regard to salaries for the other executive officers based upon their responsibilities, experience, achievements, and compensation levels at similar institutions. Based upon the Company’s profitability, as calculated using return on equity, the other executive officers received bonuses pursuant to their employment contracts, as modified by the Committee based on the return on equity formula described above. The Committee believes that the bonuses paid to the other executive officers aligned the interests of those executive officers with those of the shareholders. The Company granted options to purchase 20,000 shares of the Company’s Common Stock to each of the other executive officers on January 23, 2002 at an exercise price of $13.30, which were scheduled to vest only after six years or in equal parts following a sustained increase in the Company’s stock price to $17, $20, and $23 per share. As described above, the Committee believes that linking the vesting of the stock options with increases in share prices ensures that the executive officers benefit under the stock option only as shareholders benefit.

It is also the responsibility of the Committee to make recommendations regarding compensation for the Board of Directors. In January 2002, the Committee recommended Board compensation be restructured based on a review of peer board compensation as published in SNL Bank and Thrift Director Compensation Review. The Company established a quarterly retainer for all outside directors of $2,500, an additional retainer of $1,250 quarterly to the audit chairman, meeting fees of $500 for each Board Meeting attended and $250 for each committee meeting attended. These compare to an average annual retainer of $15,772 and average meeting fees of $925 in 2001 for Directors at high performing (return on equity in excess of 17.5%), publicly-traded banks with total assets exceeding $500 million. While the Company’s retainer and meeting fees are lower than peer banks, it has implemented a bonus program tied to profitability, as measured by return on equity, which provides members of the Board an opportunity to receive compensation more in line with peer institutions only if the Company is highly profitable. In 2002, the outside directors received bonuses based on the Company’s return on equity of 20.5% reflecting the Company’s success in becoming one of the most profitable banks in the U.S.

Respectfully submitted,

Samuel L. Bowling, Chairman

Hugh R. Clonch

Robert E. Grist

C. Dallas Kayser

E. M. Payne III

Robert T. Rogers

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Samuel Bowling, the Chairman of the Compensation Committee, was, during the fiscal year ended December 31, 2002, an employee of the Company. See “Compensation of Directors” above under the section titled “Additional Information Concerning the Board of Directors.”

OTHER EXECUTIVE COMPENSATION PLANS AND ARRANGEMENTS

Employment and Consulting Agreements

The Company entered into an employment agreement with Gerald R. Francis on January 31, 2001. The agreement specifies terms of employment, including compensation in the form of salary, a bonus formula, stock options granted at the date of hire, and other benefits typical for executives with his experience and responsibilities. The contract terminates on the day next preceding the fifth anniversary of the date of the contract, except that on each monthly anniversary date, the agreement automatically extends for an additional month. The agreement provides that if Mr. Francis voluntarily terminates his employment, he will be entitled to receive annually 60% of his Termination Compensation during the applicable Severance Period, as these terms are defined, or through the date on which he reaches age 65. If Mr. Francis voluntarily terminates his employment after serving through the fourth anniversary of his hire date, the applicable Severance Period would be five years. Termination Compensation is generally defined as the highest annual compensation as reported in the Summary Compensation Table for both Salary and Bonus. In the event Mr. Francis’ employment is terminated by the Company other than for “just cause”, Mr. Francis will receive 60% of his Termination Compensation for the applicable Severance Period. In the event of a change of control of the Company, Mr. Francis may voluntarily terminate employment with the Company up until twenty-four months after the change of control and be entitled to receive in a lump sum (i) any compensation due but not yet paid through the date of termination and (ii) an amount equal to 100% of his Termination Compensation multiplied by a factor of 2.99.

During 2001, the Company entered into employment contracts with William L. Butcher, Charles R. Hageboeck, John S. Loeber and Craig G. Stilwell (individually, the “named executive”) on their dates of hire. The agreements specify terms of employment, including compensation in the form of salary, a bonus formula, and stock options granted at the date of hire. The contracts for the named executives terminate on the day next preceding the fifth anniversary of the date of the contracts, except that on each monthly anniversary date, the agreements are automatically extended for an additional month. The agreements provide that if the named executive voluntarily terminates his employment, he will be entitled to receive annually 40% of his Termination Compensation during the applicable Severance Period, as these terms are defined, or through the date on which he reaches age 65. If the named executive voluntarily terminates his employment after serving through the fourth anniversary of his hire date, the Severance Period would be five years. In the event the named executive’s employment is terminated by the Company other than for “just cause”, the named executive will receive 40% of the Termination Compensation for the applicable Severance Period. In the event of a change of control of the Company, the named executive may voluntarily terminate employment with the Company up until twenty-four months after the change of control and be entitled to receive in a lump sum (i) any compensation due but not yet paid through the date of termination and (ii) an amount equal to 100% of his Termination Compensation multiplied by a factor of 2.00.

The Company entered into an employment agreement with Philip L. McLaughlin on December 31, 1998. The agreement specifies terms of employment, including compensation. The contract will terminate on July 1, 2005 following Mr. McLaughlin’s 65th birthday. Mr. McLaughlin retired in June 2002 and under the terms of the agreement, he is entitled to receive annually 60% of his Termination Compensation or $9,604.17 monthly, through June 2005.

The Company entered into an employment and consulting agreement with Frank S. Harkins, Jr., a director. The agreement was entered into on December 31, 1998 and specified a term of employment until June 1, 1999, with a consulting arrangement comprising business development and retention activities commencing on that date and continuing for five years thereafter. The agreement specifies the terms of the employment and consulting arrangement, including annual compensation of $200,000. In 2001, the Company elected to terminate Mr. Harkins’ consulting arrangement. Under the terms of the agreement, Mr. Harkins’ will receive the annual cash compensation in each year through May 31, 2004.

STOCK PERFORMANCE

The following graph sets forth the cumulative total shareholder return (assuming reinvestment of dividends) to City Holding Company’s shareholders during the five-year period ended December 31, 2002, as well as an overall stock market index (The Nasdaq Stock Market Index) and the Company’s Peer Group. The Peer Group consists of publicly-traded banking institutions over $1 billion but less than $5 billion in assets headquartered in West Virginia, Ohio, Pennsylvania, Virginia, Kentucky, and Maryland.

Comparison of Five-Year Cumulative Total Return

Among City Holding Company, Nasdaq Stock Market Index and Peer Group

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company’s executive officers and directors are required under the Securities and Exchange Act of 1934 to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Copies of these reports must also be furnished to City Holding. Based solely upon the review of copies of such reports furnished to the Company through the date hereof, or written representations that no reports were required, the Company believes that during 2002, all filing requirements applicable to its officers and directors were met except that a) Messrs. Butcher and Hageboeck each filed one late Form 4 to disclose a purchase transaction of the Company’s Common Stock, b) Mr. Francis filed one late Form 4 to disclose a purchase transaction of the Company’s Trust Preferred II Stock and c) Messrs. Rogers and Songer each filed one late Form 4 to disclose a sale transaction of the Company’s Common Stock.

CERTAIN TRANSACTIONS INVOLVING DIRECTORS AND EXECUTIVE OFFICERS

During 2002, the Company’s subsidiaries had, and expect to have in the future, banking transactions with directors of the Company, their immediate families and entities in which they are principal owners (more than 10% interest). The transactions are in the ordinary course of business and on substantially the same terms, including interest rates and security, as those prevailing at the same time for comparable transactions with others and do not involve more than the normal risk of collectibility or present other unfavorable factors.

The Company has entered into employment agreements and an employment and consulting agreement with certain of its named executive officers and directors and provided other compensation to certain of its directors. See “Employment and Consulting Agreements” above under the section titled “Other Executive Compensation Plans and Arrangements” and “Compensation of Directors” above under the section titled “Additional Information Concerning the Board of Directors.”

APPOINTMENT OF INDEPENDENT AUDITORS (Proposal 2)

Subject to ratification by the Company’s shareholders, the Company’s Board of Directors has appointed Ernst & Young LLP as independent auditors to audit the consolidated financial statements of the Company for the year ending December 31, 2003. The Company has also engaged Crowe, Chizek and Company LLP to provide internal audit services during 2003.

Representatives of Ernst & Young are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Audit Fees

The Audit Committee has reviewed and approved the following aggregate fees billed to the Company during the fiscal year ended December 31, 2002 by the Company’s principal accounting firm, Ernst & Young LLP:

Audit Fees	$290,700
Financial Information Systems Design and Implementation Fees	none
All Other Fees (including fees for audit-related services of $49,655)	$134,580

Recommendation

The affirmative vote of a majority of the shares represented and entitled to vote at the annual meeting is required to ratify the appointment of Ernst & Young LLP. The Board of Directors unanimously recommends the shareholders vote “FOR” such ratification.

2003 INCENTIVE PLAN (Proposal 3)

It is proposed that shareholders approve the City Holding Company 2003 Incentive Plan (the “Incentive Plan”) at the Annual Meeting. The proposed Incentive Plan will replace the Company’s 1993 Stock Incentive Plan which expired on March 8, 2003. The Incentive Plan was adopted by the Company’s Board of Directors on February 26, 2003, subject to the approval of the Company’s shareholders. Approval of the Incentive Plan requires the affirmative vote of a majority of the votes entitled to be cast, in person or by proxy, at the Annual Meeting.

The following paragraphs summarize the purpose and certain of the provisions of the Incentive Plan. The summary is qualified in its entirety by reference to the complete text of the Incentive Plan, which is attached as Exhibit A to this proxy statement. Capitalized terms used but not defined in the following summary shall have the meanings set forth in the Incentive Plan.

Summary of the Incentive Plan

The Board of Directors believes that the Incentive Plan will benefit the Company by (i) assisting in recruiting and retaining the services of individuals with ability and initiative, (ii) providing greater incentive for employees, directors and individuals who provide service to the Company and (iii) associating the interests of employees, directors and individuals who provide service to the Company with those of the Company and its shareholders through opportunities for increased stock ownership.

The Compensation Committee of the Board of Directors will administer the Incentive Plan. The Compensation Committee may delegate its authority to administer the Incentive Plan to an officer of the Company. The Compensation Committee may not delegate its authority with respect to individuals who are subject to Section 16 of the Securities Exchange Act of 1934, however. As used in this summary, the term “Administrator” means the Compensation Committee and any delegate, as appropriate.

Employees, directors and individuals who provide service to the Company are eligible to participate in the Incentive Plan. The class of eligible personnel includes approximately 750 people. The Administrator will select the individuals who will participate in the Incentive Plan. The Administrator may, from time to time, grant stock options, stock appreciation rights (“SARs”), or stock awards to Participants.

Options granted under the Incentive Plan may be incentive stock options or nonqualified stock options. A stock option entitles the Participant to purchase shares of Common Stock from the Company at the option price. The option price will be fixed by the Administrator at the time the option is granted, but in the case of an incentive stock option, the price cannot be less than the shares’ fair market value on the date of grant. The option price may be paid in cash, or, with the Administrator’s consent, with shares of Common Stock or a combination of cash and Common Stock.

SARs entitle the Participant to receive the excess of the fair market value of a share of Common Stock on the date of exercise over the initial value of the SAR. The initial value of the SAR is the fair market value of a share of Common Stock on the date of grant.

SARs may be granted in relation to option grants (“Corresponding SARs”) or independently of option grants. The difference between these two types of SARs is that to exercise a Corresponding SAR, the Participant must surrender unexercised that portion of the stock option to which the Corresponding SAR relates.

Participants may also be awarded shares of Common Stock pursuant to a stock award. The Administrator, in its discretion, may prescribe that a Participant’s right in a stock award shall be nontransferable or forfeitable or both unless certain conditions are satisfied. These conditions may include, for example, a requirement that the Participant continue employment with the Company for a specified period or that the Company or the Participant achieves stated objectives.

The Incentive Plan provides that outstanding options and SARs will become exercisable and outstanding stock awards will be vested upon a change in control.

All awards made under the Incentive Plan will be evidenced by written agreements between the Company and the Participant. The Administrator will establish guidelines supplementing the provisions of the Incentive Plan to aid in the selection of Participants and to determine the amounts, timing, and other terms of awards.

A maximum of 1,000,000 shares of Common Stock may be issued upon the exercise of options and SARs and stock awards, but no more than 350,000 shares of Common Stock may be issued as stock awards. These limitations will be adjusted, as the Administrator determines is appropriate, in the event of a change in the number of outstanding shares of Common Stock by reason of a stock dividend, stock split, combination, reclassification, recapitalization or other similar events. The terms of outstanding awards also may be adjusted by the Administrator to reflect such changes.

No option, SAR or stock award may be granted under the Incentive Plan after February 25, 2013. The Board of Directors may, without further action by shareholders, terminate or suspend the Incentive Plan in whole or in part. The Board of Directors also may amend the Incentive Plan except that no amendment that increases the number of shares of Common Stock that may be issued under the Incentive Plan or changes the class of individuals who may be selected to participate in the Incentive Plan will become effective until it is approved by shareholders.

No grants under the Incentive Plan have been made. It is not possible at the present time to determine the benefits or amounts that will be received or allocated in the future under the Incentive Plan.

Federal Income Tax Consequences

The Company has been advised by counsel regarding the Federal income tax consequences of the Incentive Plan. No income is recognized by a Participant at the time an option is granted. If the option is an incentive stock option, no income will be recognized upon the Participant’s exercise of the option. Income is recognized by a Participant when he disposes of shares acquired under an incentive stock option. The exercise of a nonqualified stock option generally is a taxable event that requires the Participant to recognize, as ordinary income, the difference between the shares’ fair market value and the option price.

No income is recognized upon the grant of an SAR. The exercise of an SAR generally is a taxable event. The Participant generally must recognize income equal to any cash that is paid and the fair market value of Common Stock that is received in settlement of an SAR.

Income generally is recognized on account of a stock award on the first day that the shares are either transferable or not subject to a substantial risk of forfeiture. The amount of income recognized by the Participant equals the fair market value of the Common Stock received on that date.

The employer (either the Company or a related entity) will be entitled to claim a federal income tax deduction on account of the exercise of a nonqualified option or SAR or the vesting of a stock award. The amount of the deduction is equal to the ordinary income recognized by the Participant. The employer will not be entitled to a federal income tax deduction on account of the grant or the exercise of an incentive stock option. The employer may claim a federal income tax deduction on account of certain dispositions of Common Stock acquired upon the exercise of an incentive stock option.

Equity Compensation Plan Information

The following table provides information about stock options outstanding and shares available for future awards under the Company’s equity compensation plans as of December 31, 2002.

	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	(b) Weighted-average exercise price of outstanding options, warrants and rights(1)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	732,412	$13.55	516,219	(2)
Equity compensation plans not approved by security holders	—	—	—

(1)	This column contains information regarding employee stock options only; there are no warrants or stock appreciation rights outstanding.
(2)

All such shares are available under the Company’s 1993 Stock Incentive Plan, as amended, which provides for the grant of options to key employees of the Company and persons who provide services to the Company who have or can be expected to contribute significantly to the profits or growth of the Company. After March 8, 2003, no additional options can be granted under this plan.

The Board of Directors unanimously recommends a vote “FOR” the City Holding Company 2003 Incentive Plan.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors is not informed of any matters, other than those stated above, that may be brought before the meeting. However, if any other matters are brought before the meeting, the persons named in the enclosed form of proxy or their substitutes will vote with respect to such matters in accordance with their best judgment.

By Order of the Board of Directors,

Victoria A. Evans

Secretary

March 21, 2003

EXHIBIT A

CITY HOLDING COMPANY

2003 INCENTIVE PLAN

ARTICLE I

DEFINITIONS

1.01

Acquiring Person means that (a) a Person, considered alone or together with all Control Affiliates and Associates of that Person, becomes directly or indirectly the beneficial owner of securities representing at least twenty percent of the Company’s outstanding securities entitled to vote generally in the election of the Board, or (b) a person enters into an agreement that would result in that Person satisfying the conditions in subsection (a) or that would result in a Related Entity’s failure to be a Related Entity.

1.02	Administrator means the Committee and any delegate of the Committee that is appointed in accordance with Article III.

1.03

Agreement means a written agreement (including any amendment or supplement thereto) between the Company and a Participant specifying the terms and conditions of a Stock Award, Option or SAR granted to such Participant.

1.04

Associate, with respect to any Person, is defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act. An Associate does not include the Company or a majority-owned subsidiary of the Company.

1.05	Board means the Board of Directors of the Company.

1.06

Change in Control means that (a) the Company enters into any agreement with a Person that involves the transfer of ownership of the Company or of more than fifty percent of the Company’s total assets or earnings power on a consolidated basis, as reported in the Company’s consolidated financial statements filed with the Securities and Exchange Commission (including an agreement for the acquisition of the Company by merger, consolidation, or statutory share exchange—regardless of whether the Company is intended to be the surviving or resulting entity after the merger, consolidation, or statutory share exchange—or for the sale of substantially all of the Company’s assets to that Person), (b) any Person is or becomes an Acquiring Person, or (c) during any period of two consecutive calendar years, the Continuing Directors cease for any reason to constitute a majority of the Board.

1.07	Code means the Internal Revenue Code of 1986, and any amendments thereto.

1.08	Committee means the Compensation Committee of the Board.

1.09	Common Stock means the common stock of the Company.

1.10	Company means City Holding Company.

1.11

Continuing Director means any member of the Board, while a member of the Board and (i) who was a member of the Board prior to the adoption of the Plan or (ii) whose subsequent nomination for election or election to the Board was recommended or approved by a majority of the Continuing Directors.

1.12	Control Affiliate, with respect to any Person, means an affiliate as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

1.13

Control Change Date means the date on which a Change in Control occurs. If a Change in Control occurs on account of a series of transactions, the Control Change Date is the date of the last of such transactions.

1.14

Corresponding SAR means an SAR that is granted in relation to a particular Option and that can be exercised only upon the surrender to the Company, unexercised, of that portion of the Option to which the SAR relates.

1.15	Exchange Act means the Securities Exchange Act of 1934, as amended and as in effect on the date of this Agreement.

1.16

Fair Market Value means, on any given date, the closing price of a share of Common Stock as reported on the primary national securities exchange on which the Common Stock trades, or if the Common Stock is not traded on such exchange, as reported on the National Association of Securities Dealers Automated Quotation—National Market System, or, if the Common Stock is not reported on such system, reported by the National Quotation Bureau, Inc. Or if the closing price of a share of Common Stock is not reported by the National Quotation Bureau, Inc., as determined by the Board using any reasonable valuation method. If the Common Stock was not traded on such date, then Fair Market Value is determined with reference to the next preceding day that the Common Stock was so traded.

1.17

Initial Value means, with respect to a Corresponding SAR, the option price per share of the related Option and, with respect to an SAR granted independently of an Option, the Fair Market Value of one share of Common Stock on the date of grant.

1.18	Option means a stock option that entitles the holder to purchase from the Company a stated number of shares of Common Stock at the price set forth in an Agreement.

1.19

Participant means an employee of the Company or a Related Entity, a member of the Board, or an individual who provides services to the Company or a Related Entity who satisfies the requirements of Article IV and is selected by the Administrator to receive a Stock Award, an Option, an SAR or a combination thereof.

1.20

Person means any human being, firm, corporation, partnership, or other entity. Person also includes any human being, firm, corporation, partnership, or other entity as defined in sections 13(d)(3) and 14(d)(2) of the Exchange Act. For purposes of this Plan, the term Person does not include the Company or any Related Entity, and the term Person does not include any employee benefit plan maintained by the Company or any Related Entity, and any person or entity organized, appointed, or established by the Company or by any Related Entity for or pursuant to the terms of any such employee benefit plan, unless the Board determines that such an employee benefit plan or such person or entity is a Person.

1.21	Plan means the City Holding Company 2003 Incentive Plan.

1.22	Related Entity means any entity that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company.

1.23

SAR means a stock appreciation right that entitles the holder to receive, with respect to each share of Common Stock encompassed by the exercise of such SAR, the amount determined by the Administrator and specified in an Agreement. In the absence of such a determination, the holder shall be entitled to receive, with respect to each share of Common Stock encompassed by the exercise of such SAR, the excess of the Fair Market Value on the date of exercise over the Initial Value. References to “SARs” include both Corresponding SARs and SARs granted independently of Options, unless the context requires otherwise.

1.24	Stock Award means Common Stock awarded to a Participant under Article IX.

ARTICLE II

PURPOSES

The Plan is intended to assist the Company in recruiting and retaining individuals who provide services to the Company or a Related Entity with ability and initiative by enabling such persons to participate in its future success and to associate their interests with those of the Company and its shareholders. The Plan is intended to permit the grant of Stock Awards, the grant of SARs and the grant of both Options qualifying under Section 422 of the Code (“incentive stock options”) and Options not so qualifying. No Option that is intended to be an incentive stock option shall be invalid for failure to qualify as an incentive stock option. The proceeds received by the Company from the sale of Common Stock pursuant to this Plan shall be used for general corporate purposes.

ARTICLE III

ADMINISTRATION

The Plan shall be administered by the Administrator. The Administrator shall have authority to grant Stock Awards, Options and SARs upon such terms (not inconsistent with the provisions of this Plan) as the Administrator may consider appropriate. Such terms may include conditions (in addition to those contained in this Plan) on the exercisability of all or any part of an Option or SAR or on the transferability or forfeitability of a Stock Award. Notwithstanding any such conditions, the Administrator may, in its discretion, accelerate the time at which any Option or SAR may be exercised or the time at which a Stock Award may become transferable or nonforfeitable. In addition, the Administrator shall have complete authority to interpret all provisions of this Plan; to prescribe the form of Agreements; to adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan; and to make all other determinations necessary or advisable for the administration of this Plan. The express grant in the Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator. Any decision made, or action taken, by the Administrator in connection with the administration of this Plan shall be final and conclusive. Neither the Administrator nor any member of the Committee shall be liable for any act done in good faith with respect to this Plan or any Agreement, Option, SAR or Stock Award. All expenses of administering this Plan shall be borne by the Company.

The Committee, in its discretion, may delegate to the President and Chief Executive Officer of the Company all or part of the Committee’s authority and duties with respect to grants and awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Securities Exchange Act of 1934, as in effect from time to time. The Committee may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Committee’s delegate or delegates that were consistent with the terms of the Plan.

ARTICLE IV

ELIGIBILITY

4.01

General.  Any employee of the Company or a Related Entity (including a corporation that becomes a Related Entity after the adoption of this Plan) or a person who provides services to the Company or a Related Entity, including a member of the Board, is eligible to participate in this Plan if the Administrator, in its sole discretion, determines that such person has contributed significantly or can be expected to contribute significantly to the profits or growth of the Company or a Related Entity.

4.02

Grants.  The Administrator will designate individuals to whom Stock Awards, Options and SARs are to be granted and will specify the number of shares of Common Stock subject to each grant. An Option may be granted with or without a related SAR. An SAR may be granted with or without a related Option. All Stock Awards, Options and SARs granted under this Plan shall be evidenced by Agreements which shall be subject to applicable provisions of this Plan and to such other provisions as the Administrator may adopt. No Participant may be granted incentive stock options or related SARs (under all incentive stock option plans of the Company and its Related Entities) which are first exercisable in any calendar year for stock having an aggregate Fair Market Value (determined as of the date an Option is granted) that exceeds the limitation prescribed by Section 422(d) of the Code. The preceding annual limitation shall not apply with respect to Options that are not incentive stock options.

ARTICLE V

STOCK SUBJECT TO PLAN

Upon the award of shares of Common Stock pursuant to a Stock Award, the Company may issue shares of its authorized but unissued Common Stock. Upon the exercise of any Option or SAR, the Company may deliver to the Participant (or the Participant’s broker if the Participant so directs), shares of its authorized but unissued Common Stock. The maximum aggregate number of shares of Common Stock that may be issued pursuant to the exercise of Options and SARs and the grant of Stock Awards under this Plan is 1,000,000 shares; provided, however, that the maximum aggregate number of shares of Common Stock that may be issued pursuant to the grant of Stock Awards is 350,000 shares. The maximum aggregate number of shares of Common Stock that may be issued under this Plan shall be subject to adjustment as provided in Article X. If an Option is terminated, in whole or in part, for any reason other than its exercise or the exercise of a Corresponding SAR, the number of shares of Common Stock allocated to the Option or portion thereof may be reallocated to other Options, SARs, and Stock Awards to be granted under this Plan. If an SAR is terminated, in whole or in part, for any reason other than its exercise or the exercise of a related Option, the number of shares of Common Stock allocated to the SAR or portion thereof may be reallocated to other Options, SARs, and Stock Awards to be granted under this Plan. If a Stock Award is forfeited, in whole or in part, the shares of Common Stock awarded pursuant to the Stock Award or portion thereof may be reallocated to other Options, SARs or Stock Awards to be granted under this Plan.

ARTICLE VI

OPTION PRICE

The price per share for Common Stock purchased on the exercise of an Option shall be determined by the Administrator on the date of grant; provided, however, that the price per share for Common Stock purchased on the exercise of any Option that is an incentive stock option shall not be less than the Fair Market Value on the date the Option is granted.

ARTICLE VII

EXERCISE OF OPTIONS AND SARS

7.01

Award.  In accordance with the provisions of Article IV, the Administrator will designate each individual to whom an Option or SAR is to be made and will specify the number of shares of Common Stock covered by the award.

7.02

Maximum Option or SAR Period.  The maximum period in which an Option or SAR may be exercised shall be determined by the Administrator on the date of grant, except that no Option that is an incentive stock option or its Corresponding SAR shall be exercisable after the expiration of ten years from the date such Option or Corresponding SAR was granted. The terms of any Option that is an incentive stock option or Corresponding SAR may provide that it is exercisable for a period less than such maximum period.

7.03

Nontransferability.  Except as provided in Section 7.04, an Option or SAR granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. In the event of any such transfer, the Option and any Corresponding SAR that relates to such Option must be transferred to the same person or persons. Except as provided in Section 7.04, during the lifetime of the Participant to whom the Option or SAR is granted, the Option or SAR may be exercised only by the Participant. No right or interest of a Participant in any Option or SAR shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

7.04

Transferable Options and SARs.  Section 7.03 to the contrary notwithstanding, if the Agreement provides, an Option (other than an incentive stock option) or SAR (other than a SAR that is related to an incentive stock option) may be transferred by a Participant to the Participant’s children, grandchildren, spouse, one or more trusts for the benefit of such family members or a partnership in which such family members are the only partners; provided, however, that the Participant may not receive any consideration for the transfer. In the event of any such transfer, the Option and any Corresponding SAR that relates to such Option must be transferred to the same person or persons or the same entity or entities. In the event of any such transfer, the transferee will be subject to the same terms and conditions as if the Option or SAR continued to be held by the Participant except that the transferee may not transfer the Option or SAR except by will or in accordance with the laws of descent and distribution (in which case the Option and any Corresponding SAR that relates to the Option must be transferred to the same person or persons or entity or entities).

7.05

Change in Control.  Each outstanding Option and SAR shall be fully exercisable (in whole or in part at the discretion of the holder) on and after a Control Change Date and during the period (i) beginning on the first day following any tender or exchange offer for shares of Common Stock (other than one made by the Company), provided that shares are acquired pursuant to such offer and (ii) ending on the thirtieth day following the expiration of such offer.

ARTICLE VIII

METHOD OF EXERCISE

8.01

Exercise.  Subject to the provisions of Articles VII and XI, an Option or SAR may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Administrator shall determine; provided, however, that a Corresponding SAR that is related to an incentive stock option may be exercised only to the extent that the related Option is exercisable and when the Fair Market Value exceeds the option price of the related Option. An Option or SAR granted under this Plan may be exercised with respect to any number of whole shares less than the full number for which the Option or SAR could be exercised. A partial exercise of an Option or SAR shall not affect the right to exercise the Option or SAR from time to time in accordance with this Plan and the applicable Agreement with respect to the remaining shares subject to the Option or related to the SAR. The exercise of either an Option or Corresponding SAR shall result in the termination of the other to the extent of the number of shares with respect to which the Option or Corresponding SAR is exercised.

8.02

Payment.  Unless otherwise provided by the Agreement, payment of the Option price shall be made in cash or a cash equivalent acceptable to the Administrator. If the Agreement provides, payment of all or part of the Option price may be made by surrendering shares of Common Stock to the Company. If Common Stock is used to pay all or part of the Option price, the shares surrendered must have a Fair Market Value (determined as of the day preceding the date of exercise) that is not less than such price or part thereof.

8.03

Determination of Payment of Cash and/or Common Stock Upon Exercise of SAR.  At the Administrator’s discretion, the amount payable as a result of the exercise of an SAR may be settled in cash, Common Stock, or a combination of cash and Common Stock. No fractional share shall be deliverable upon the exercise of an SAR but a cash payment will be made in lieu thereof.

8.04	Shareholder Rights. No Participant shall have any rights as a stockholder with respect to shares subject to his Option or SAR until the date of exercise of such Option or SAR.

ARTICLE IX

STOCK AWARDS

9.01

Award.  In accordance with the provisions of Article IV, the Administrator will designate each individual to whom a Stock Award is to be made and will specify the number of shares of Common Stock covered by the award.

9.02

Vesting.  The Administrator, on the date of the award, may prescribe that a Participant’s rights in the Stock Award shall be forfeitable or otherwise restricted for a period of time set forth in the Agreement. By way of example and not of limitation, the restrictions may postpone transferability of the shares or may provide that the shares will be forfeited if the Participant separates from the service of the Company and its Related Entities before the expiration of a stated term or if the Company, the Company and its Related Entities or the Participant fails to achieve stated objectives.

9.03	Change in Control. Section 9.02 to the contrary notwithstanding, on and after a Control Change Date or the first day following a tender offer or exchange offer for shares of Common Stock (other than one made by the Company), provided that shares are acquired pursuant to such offer, each Stock Award will become transferable and nonforfeitable thereafter in accordance with the terms of the applicable Agreement.

9.04	Shareholder Rights. Prior to their forfeiture (in accordance with the terms of the Agreement and while the shares of Common Stock granted pursuant to the Stock Award may be forfeited), a Participant will have all rights of a shareholder with respect to a Stock Award, including the right to receive dividends and vote the shares; provided, however, that (i) a Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of shares of Common Stock granted pursuant to a Stock Award, (ii) the Company shall retain custody of the certificates evidencing shares of Common Stock granted pursuant to a Stock Award, and (iii) the Participant will deliver to the Company a stock power, endorsed in blank, with respect to each Stock Award. The limitations set forth in the preceding sentence shall not apply after the shares of Common Stock granted under the Stock Award are, in accordance with the terms of the applicable Agreement, transferable and no longer forfeitable.

ARTICLE X

ADJUSTMENT UPON CHANGE IN COMMON STOCK

The maximum number of shares as to which Stock Awards, Options and SARs may be granted under this Plan and the terms of outstanding Stock Awards, Options and SARs shall be adjusted, as the Committee shall determine to be equitably required in the event that (a) the Company (i) effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or (ii) engages in a transaction to which Section 424(a) of the Code applies or (b) there occurs any other event which, in the judgment of the Committee necessitates such action. Any determination made under this Article X by the Committee shall be final and conclusive.

The issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the maximum number of shares as to which Stock Awards, Options and SARs may be granted under this Plan or the terms of outstanding Stock Awards, Options or SARs.

The Committee may make Stock Awards, may grant Options, and may grant SARs in substitution for stock awards, stock options, stock appreciation rights, or similar awards held by an individual who becomes an employee of the Company or a Related Entity in connection with a transaction described in the first paragraph of this Article X. Notwithstanding any provision of the Plan (other than the limitation of Article V), the terms of such substituted Stock Awards and Option or SAR grants shall be as the Committee, in its discretion, determines is appropriate.

ARTICLE XI

COMPLIANCE WITH LAW AND

APPROVAL OF REGULATORY BODIES

No Option or SAR shall be exercisable, no Common Stock shall be issued, no certificates for shares of Common Stock shall be delivered, and no payment shall be made under this Plan except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements), any listing agreement to which the Company is a party, and the rules of all domestic stock exchanges on which the Company’s shares may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance. Any share certificate issued to evidence Common Stock when a Stock Award is granted or for which an Option or SAR is exercised may bear such legends and statements as the Administrator may deem advisable to assure compliance with federal and state laws and regulations. No Option or SAR shall be exercisable, no Stock Award shall be granted, no Common Stock shall be issued, no certificate for shares shall be delivered, and no payment shall be made under this Plan until the Company has obtained such consent or approval as the Administrator may deem advisable from regulatory bodies having jurisdiction over such matters.

ARTICLE XII

GENERAL PROVISIONS

12.01	Effect on Employment or Service. Neither the adoption of this Plan, its operation, nor any documents describing or referring to this Plan (or any part thereof) shall confer upon any individual any right to continue in the employ or service of the Company or a Related Entity or in any way affect any right and power of the Company or a Related Entity to terminate the employment or service of any individual at any time with or without assigning a reason therefor.

12.02	Unfunded Plan. The Plan, insofar as it provides for grants, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by grants under this Plan. Any liability of the Company to any person with respect to any grant under this Plan shall be based solely upon any contractual obligations that may be created pursuant to this Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

12.03	Disposition of Stock. A Participant shall notify the Administrator of any sale or other disposition of Common Stock acquired pursuant to an Option that was an incentive stock option if such sale or disposition occurs (i) within two years of the grant of an Option or (ii) within one year of the issuance of the Common Stock to the Participant. Such notice shall be in writing and directed to the Secretary or Assistant Secretary of the Company.

12.04	Rules of Construction. Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

12.05	Employee Status. For purposes of determining the applicability of Section 422 of the Code (relating to incentive stock options), or in the event that the terms of any Option or SAR provide that it may be exercised only during employment or continued service or within a specified period of time after termination of employment or service, the Administrator may decide to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment or service. In the event that the terms of any Stock Award provide that shares may become transferable and nonforfeitable only during employment or service, within a specified period of time after termination of employment or continued service or after completion of a specified period of employment or service, the Administrator may decide in each case to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment or service.

12.06	Tax Withholding. Each Participant shall be responsible for satisfying any income and employment tax withholding obligation attributable to participation in this Plan. In accordance with procedures established by the Administrator, a Participant may surrender shares of Common Stock, or receive fewer shares of Common Stock than otherwise would be issuable, in satisfaction of all or part of that obligation.

12.07	Limitation on Benefits.

(a)    Despite any other provision of this Plan, if Company’s independent accounting firm (the “Accounting Firm”) determines that receipt of benefits or payments under this Plan would subject a Participant to tax under Code section 4999, it must determine whether some amount of the benefits or payments would meet the definition of a “Reduced Amount.” If the Accounting Firm determines that there is a Reduced Amount, the total benefits and payments must be reduced to such Reduced Amount, but not below zero.

(b)    If the Accounting Firm determines that the benefits and payments should be reduced to the Reduced Amount, the Company must promptly notify Participant of that determination, including a copy of the detailed calculations by the Accounting Firm. All determinations made by the Accounting Firm under this section are binding upon the Company and Participant.

(c)    It is the intention of the Company and the Participant to reduce the benefits and payments under this Plan only if the aggregate Net After Tax Receipts to Participant would thereby be increased. As a result of the uncertainty in the application of Code section 4999 at the time of the initial determination by the Accounting Firm under this section, however, it is possible that amounts will have been paid or distributed under the Plan to or for the benefit of Participant which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will not have been paid or distributed under the Plan to or for the benefit of Participant could have been so paid or distributed (“Underpayment”)—in each case, consistent with the calculation of the Reduced Amount. If the Accounting Firm, based either upon the assertion of a deficiency by the Internal Revenue Service against the Company or Participant which the Accounting Firm believes has a high probability of success or controlling precedent or other substantial authority, determines that an Overpayment has been made, any such Overpayment must be treated for all purposes as a loan ab initio to which Participant must repay to the Company together with interest at the applicable federal rate under Code section 7872(f)(2); provided, however, that no such loan may be deemed to have been made and no amount shall be payable by Participant to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which Employee is subject to tax under Code section 1 or 4999 or generate a refund of such taxes. If the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, the accounting Firm must promptly notify the Plan’s administrator of the amount of the Underpayment.

(d)    For purposes of this section, (i) “Net After Tax Receipt” means the Present Value of a payment or benefit under this Plan net of all taxes imposed on Participant with respect thereto under Code sections 1 and 4999, determined by applying the highest marginal rate under Code section 1 which applied to the Participant’s taxable income for the immediately preceding taxable year; (ii) “Present Value” means the value determined in accordance with Code section 280G(d)(4); and (iii) “Reduced Amount” means the smallest aggregate amount of all payments or benefit under this Plan which (a) is less than the sum of all payments or benefit under this Plan and (b) results in aggregate Net After Tax Receipts which are equal to or greater than the Net After Tax Receipts which would result if the aggregate payments or benefit under this Plan were any other amount less than the sum of all payments or benefit under this Plan.

(e)    This section shall not apply to awards made to a Participant if the Agreement or another agreement between the Participant and the Company provides that the Company shall indemnify the Participant against any liability that the Participant may incur under Section 4999 of the Code.

ARTICLE XIII

AMENDMENT

The Board may amend or terminate this Plan from time to time; provided, however, that no amendment may become effective until shareholder approval is obtained if (i) the amendment increases the aggregate number of shares of Common Stock that may be issued under the Plan or (ii) the amendment changes the class of individuals eligible to become Participants. No amendment shall, without a Participant’s consent, adversely affect any rights of such Participant under any outstanding Stock Award or under any Option, SAR or Incentive Award outstanding at the time such amendment is made.

ARTICLE XIV

DURATION OF PLAN

No Stock Award, Option or SAR may be granted under this Plan more than ten years after the earlier of the date that the Plan is adopted by the Board or the date that the Plan is approved by shareholders as provided in Article XV. Stock Awards, Options and SARs granted before that date shall remain valid in accordance with their terms.

ARTICLE XV

EFFECTIVE DATE OF PLAN

Stock Awards, Options, SARs and Incentive Awards may be granted under this Plan upon its adoption by the Board, provided that no Stock Award, Option, SAR or Incentive Award will be effective unless this Plan is approved by a majority of the votes entitled to be cast by the Company’s shareholders, voting either in person or by proxy, at a duly held shareholders’ meeting within twelve months of such adoption.

ê    Please fold and detach card at perforation before mailing.    ê

CITY HOLDING COMPANY

Post Office Box 7520

Charleston, West Virginia 25356-0520

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS – APRIL 30, 2003

(THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CITY HOLDING COMPANY)

The undersigned shareholder of City Holding Company hereby appoints John W. Alderman, III and Victoria A. Evans and each of them, with full power of substitution, as proxies and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of City Holding Company held of record by the undersigned on March 7, 2003 at the 2003 Annual Meeting of Shareholders to be held on April 30, 2003 or any adjournment or adjournments thereof. The undersigned shareholder authorizes the proxies to cumulate their votes at their discretion.

Dated: , 2003
Signature
Signature, if held jointly

Please date and sign exactly as name appears hereon. If shares are held jointly, each shareholder should sign. Agents, executors, administrators, guardians, trustees, etc. should use full title, and, if more than one, all should sign. If the shareholder is a corporation, please sign full corporate name by the president or another authorized officer. If a partnership, please sign in partnership name by authorized person.

Y O U R   V O T E   I S   I M P O R T A N T !

Please sign and date this voting instruction card and return it promptly in the enclosed postage-paid envelope so your shares may be represented at the Meeting.

ê    Please fold and detach card at perforation before mailing.    ê

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3. You may revoke this proxy at any time prior to the time it is voted at the Annual Meeting.

1.	PROPOSAL TO ELECT SEVEN CLASS I DIRECTORS TO SERVE FOR TERMS OF THREE YEARS
CLASS I NOMINEES:
Robert E. Grist David W. Hambrick Frank S. Harkins, Jr. James L. Rossi
James E. Songer II Albert M. Tieche, Jr. Mary H. Williams
❑ FOR (except as marked to the contrary above) ❑ WITHHOLD AUTHORITY
To withhold authority to vote for any individual nominee, strike a line through the nominee’s name above.
2.	PROPOSAL TO RATIFY THE BOARD OF DIRECTORS’ APPOINTMENT OF ERNST & YOUNG, LLP AS THE INDEPENDENT AUDITORS FOR CITY HOLDING COMPANY FOR 2003
❑ FOR ❑ AGAINST ❑ ABSTAIN
3.	PROPOSAL TO APPROVE CITY HOLDING COMPANY’S 2003 INCENTIVE PLAN
❑ FOR ❑ AGAINST ❑ ABSTAIN
4.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Shareholders or any adjournment or adjournments thereof.

Please mark, sign, date and return the proxy promptly using the enclosed envelope.